Exhibit 99.1

VLOV, Inc. Reports First Quarter 2012 Financial Results

--  Net Sales total $15.2 Million
-- Gross Margin improves to 51%
-- Income from Operations $4.3 Million
-- EPS $0.32 per share
-- Company continues to make progress with transition of VLOV brand image and POS closures

XIAMEN, China, May 15, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced financial results for the three months ended March 31, 2012.

Three months ended March 31, 2012 vs. three months ended March 31, 2011 (unaudited):

	Q1 2012	Q1 2011	Change
Net Sales	$15.2 million	$21.2 million	-28.41%
Gross Profit	$7.8 million	$9.3 million	-16.51%
Income from Operations	$4.3 million	$5.8 million	-24.5%
GAAP Net Income	$2.5 million	$4.5 million	-44.1%
Adjusted Net Income *	$2.2 million	$4.2 million	-48.7%

GAAP EPS (Diluted)	$0.32	$0.57	-44.5%
Adjusted EPS (Diluted) *	$0.28	$0.54	-49.0%
Weighted Average Diluted Shares	7,839,883	7,797,348	+0.5%

Points of Sale operated as of March 31, 2012 (including Company owned stores)	413	552	-25.2%

* Excludes $0.3 million and $0.2 million of non-cash gains related to the fair value of the Company’s warrants for the three months ended March 31, 2012 and 2011, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Mr. Qingqing Wu, Chairman and CEO of VLOV, commented, "We are continuing to deliver more upscale product offerings and to work closely with our distributors to sell VLOV brand goods in higher-end stand-alone stores and store-in-stores rather than through counters and concessions. While the short term impact of lower-end point-of-sale closures by our distributors has resulted in decreases in revenue and operating income, we expect that our more upscale and exclusive offerings will enable us to generate sales growth, improve profitability and capture increased market share over the long-term.”

As of March 31, 2012, VLOV’s products were sold by our distributors in 393 points of sale (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores. Additionally, the Company owns and operates 20 stores in Fujian Province. Fujian is one of China's wealthiest provinces and is home to the Company’s headquarters. As of March 31, 2011, VLOV’s distributors operated 552 store locations reflecting a period-over-period decrease of 25.2% in total POS operated.

Results for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales for the three months ended March 31, 2012 were $15,164, a decrease of 28.4% from $21,172 for the same period in 2011. Net sales for the three months ended March 31, 2012 and 2011 were primarily generated from the sales of our products to our distributors, who retailed them at their POS throughout northern, central and southern China. The decrease in our net sales during the three months ended March 31, 2012 was primarily attributable to a lesser number of POS being operated by our distributors. In absolute dollars, our distributors operating in the Jiangxi, Zhejiang and Yunnan provinces had the greatest decreases in net sales.

We have continued to provide our distributors with more upscale product offerings and work closely with them to sell VLOV products primarily through higher-end stand-alone stores and store-in-stores which we believe strengthen our brand image among consumers. As a result, our distributors have been closing points-of-sale operated through lower-end counters and concessions, which is impacting our total revenue in the short term. We believe that the upscale image and exclusivity of our products will help us drive improved margins and profitability over the long-term.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

Total cost of sales for the three months ended March 31, 2012 was $7,387, a decrease of 37.7% from $11,856 a year ago primarily due to decreased sales. Our cost of sales as a percentage of net sales was 48.7% and 56.0% for the three months ended March 31, 2012 and 2011, respectively. Consequently, gross margin as a percentage of net sales increased from 44.0% to 51.3% period over period. Our gross margin increased significantly due to our focus on selling higher margin products at higher price points.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses for the three months ended March 31, 2012 increased by 9.6% to $2,432 as compared to the same period in 2011.  The increase was mainly due to the stores that we now operate directly in Fujian.  We expect that our selling expenses will continue to increase as a percentage of total revenue and in absolute dollars as we continue our marketing efforts to support our existing distribution network and penetrate potential new markets as well as establish our brand amongst our target demographic.

General and administrative expenses decreased by 25.6% to $998 as compared to the same period in 2011.  Our general and administrative costs were higher in the prior period as we hired an outside consulting firm to assist us with brand marketing and positioning for our designs.  As we are also now operating 20 retail stores directly, we expect our general and administrative expenses will also increase as a percentage of our net sales and in absolute dollars.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009.  These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as they are non-cash charges and credits.  For the three months ended March 31, 2012 and 2011, we recorded gains of $318 and $222, respectively.  In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our common stock price.

Income Tax Expenses (amounts in thousands, in $, except for percentages)

For the three months ended March 31, 2012 and 2011, we were subject to income tax rate of 25.0%.  Income tax expense for the three months ended March 31, 2012 and 2011 amounted to $2,191 and $1,549, respectively.  The higher income tax is attributable to an under-provision of income tax of $1,056 that represents a change in our estimate of the prior year income tax provision. Certain prior year expenses that we believed were deductible were deemed to be non-deductible by the tax bureau after we had filed our annual report on Form 10-K on April 12, 2012. Therefore, a provision was made for the additional income tax expense during the three months ended March 31, 2012.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

Net income decreased by 44.1% or $1,965 from $4,456 from the three months ended March 31, 2011 to $2,491 for the three months ended March 31, 2012. The decrease in net income during the quarter is attributable the decrease in sales during the quarter.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income decreased by 48.7% or $2,061 from $4,234 from the three months ended March 31, 2011 to $2,173 for the three months ended March 31, 2012. Adjusted net income for the three months ended March 31, 2012 and 2011 excludes $318 and $222 of gains related to derivative warrant liability for such periods, respectively. Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of March 31, 2012, we had cash and cash equivalents of $26.0 million, total current assets of $52.9 million and current liabilities of $7.5 million. Our cash balance as of May 10, 2012 was $28.1 million. Included in total current liabilities of $7.5 million as of March 31, 2012 is $1.0 million of penalties for failing to timely have an effective registration statement in connection with our equity financings in the fourth quarter of 2009, which we plan to pay as soon as it is practicable to do so.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the Company’s essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure, for the periods indicated.

Adjusted Net Income

(amounts in millions, except for share and per share amounts)

	Three Months Ended
	March 31, 2012	March 31, 2011
GAAP net income	$2.5	$4.5
GAAP fully diluted earnings per share	$0.32	$0.57
Addition (deduction):
Change in fair value of warrants	$(0.3)	$(0.2)
Non-GAAP net income	$2.2	$4.2
Non-GAAP fully diluted earnings per share	$0.28	$0.54
Shares used in computing net income per fully diluted share	7,839,883	7,797,348

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China. As of March 31, 2012, VLOV products were sold by its distributors at 393 points of sale across northern, central and southern China, as well as at 20 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2012 (Unaudited)	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$26,024	$14,725
Accounts and other receivables	17,868	36,233
Trade deposits	6,996	3,482
Inventories	1,949	1,880
Prepaid expenses	77	85
Total current assets	52,914	56,405
Property, plant and equipment, net	2,005	2,197
Goodwill	5,253	5,219
TOTAL ASSETS	$60,172	$63,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,514	$7,173
Accrued expenses and other payables	1,720	1,967
Amount due to a director/officers	166	1,216
Derivative liability - common stock warrants	356	673
Income and other taxes payable	2,727	3,002
Total current liabilities	7,483	14,031

Stockholders’ Equity:
Common stock, $0.00001 par value, 40,000,000 shares authorized, 7,592,535 and 7,586,741 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 618,369 and 632,853 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively (liquidation preference $1,768,535 and $1,809,960)	869	900
Additional paid-in capital	9,802	9,718
Statutory reserve	913	913
Retained earnings	37,578	35,087
Accumulated other comprehensive income	3,526	3,171
Total stockholders' equity	52,689	49,790
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,172	$63,821

 VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$15,164	$21,172
Cost of sales	7,387	11,856
Gross profit	7,777	9,316

Operating expenses:
Selling expenses	2,432	2,219
General and administrative expenses	998	1,341
	3,430	3,560

Income from operations	4,347	5,756

Other income (expenses):
Change in fair value of derivative liability	318	222
Interest income	17	34
Interest expense	-	(7)
	335	249

Income before provision for income taxes	4,682	6,005
Provision for income taxes	2,191	1,549

Net income	2,491	4,456

Other comprehensive income:
Foreign currency translation adjustment	355	204

Comprehensive income	$2,846	$4,660

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	2,412	4,242
Net income attributable to preferred shareholders	79	214
Net income	$2,491	$4,456

Basic earnings per share- common	$0.32	$0.57

Diluted earnings per share	$0.32	$0.57

Weighted average number of common shares outstanding:
Basic	7,588,250	7,411,792
Diluted	7,839,883	7,797,348

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income	$2,491	$4,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207	17
Stock compensation expense	53	25
Loss on disposal of property, plant and equipment	-	15
Change in fair value of derivative liability	(318)	(222)
(Increase) decrease in assets:
Accounts and other receivables	18,626	9,314
Trade deposits	(3,495)	(1,139)
Inventories	(57)	429
Prepaid expenses	9	110
Increase (decrease) in liabilities:
Accounts payable	(4,712)	(1,405)
Accrued expenses and other payables	(218)	(2,731)
Income and other tax payables	(296)	(396)

Net cash provided by operating activities	$12,290	$8,473

Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	-	1,143
Time deposits	-	3,020
Net cash provided by investing activities	$-	$4,163

Cash flows from financing activities:
Amount due to/from a director	(1,076)	560
Payments of short-term debt	-	(608)
Net cash used in financing activities	(1,076)	(48)
Effect of exchange rate changes	85	99
Net increase in cash and cash equivalents	11,299	12,687
Cash and cash equivalents, beginning of period	14,725	12,013
Cash and cash equivalents, end of period	$26,024	$24,700

Supplemental disclosure of cash flow information:
Interest paid	$-	$7
Income taxes paid	$1,800	$1,765